EXHIBIT 10.9

R E S T R I C T E D   S T O C K   A W A R D   C E R T I F I C A T E

Non-transferable

G R A N T   T O

(“Grantee”)

by FB Financial Corporation (the “Company”) of

             shares of its common stock, $1.00 par value (the “Shares”).

The Shares are granted pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or Section 2 of the Terms and Conditions, the Shares shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on each vesting date.

Vesting Date	Percent of Shares Vesting

IN WITNESS WHEREOF, FB Financial Corporation, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

FB FINANCIAL CORPORATION

By:
Its:

Grant Date:

EXHIBIT 10.9

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered to or in favor of any party, or be subjected to any lien, obligation or liability of Grantee to any other party. If Grantee’s employment with the Company terminates for any reason other than as set forth in subsections (b) or (d) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 1 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Shares.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)    as to the number of the Restricted Shares specified on the cover page hereof, on the respective dates specified on such cover page, subject to Grantee’s Continuous Service on each vesting date;

(b)    as to all of the Restricted Shares, upon termination of Grantee’s Continuous Service by the Company by reason of Grantee’s death or Disability;

(c)    as to all of the Restricted Shares, upon the occurrence of a Change in Control, unless the Restricted Shares are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d)    if the Restricted Shares are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Grantee’s employment by the Company without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between Grantee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. Any certificate for the Restricted Shares issued during the Restricted Period shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Certificate between the registered owner of the shares represented hereby and FB Financial Corporation Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of FB Financial Corporation.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any Exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting Rights. Grantee, as beneficial owner of the Shares, shall have full voting rights with respect to the Shares during and after the Restricted Period.

5. Dividend Rights. Grantee shall accrue cash and non-cash dividends, if any, paid with respect to the Restricted Shares, but the payment of such dividends shall be deferred and held (without interest) by the Company for the account of Grantee until the expiration of the Restricted Period. During the Restricted Period, such dividends shall be subject to the same vesting restrictions imposed under Section 2 as the Restricted Shares to which they relate. Accrued dividends deferred and held pursuant to the foregoing provision shall be paid by the Company to the Grantee promptly upon the expiration of the Restricted Period (and in any event within thirty (30) days of the date of such expiration).

6. No Right of Continued Employment. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

7. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code (an “(83(b) Election”). To effect such 83(b) Election, Grantee may file an

EXHIBIT 10.9

appropriate election with Internal Revenue Service within 30 days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. The Company or an employing Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the grant or vesting of the Shares. If Grantee does not make an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, at the election of Grantee, by withholding from the award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes. If Grantee makes an 83(b) election, and to the extent not prohibited by applicable laws or regulations, the withholding requirement may be satisfied, in whole or in part, at the election of Grantee, by deducting any such taxes from any payment of any kind otherwise due to Grantee. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to FB Financial Corporation,

211 Commerce Street, Suite 300, Nashville, TN 37201; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

12. Clawback. The Shares shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

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